Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Fourth Quarter Results;

Expands on 2007 Guidance

TUCSON, ARIZONA – March 14, 2007 — The Providence Service Corporation (Nasdaq: PRSC) today announced audited financial results for the fourth quarter and full year ended December 31, 2006.

For the fourth quarter of 2006, the Company reported record revenue of $55.9 million, an increase of 36% from $41.1 million for the comparable period in 2005. Net income for the fourth quarter of 2006, after the previously announced reserve related to the at-risk supplemental services provided under the Arizona contract, was $669,000, or $0.05 per diluted share. Excluding this reserve and its tax effect (see non-GAAP reconciliation), net income was $3.2 million or $0.26 per diluted share, for the fourth quarter of 2006. In the fourth quarter of 2005, net income was $2.4 million, or $0.24 per diluted share.

The risk features of the Arizona contract were clarified in September 2006 and since then, the Company has not provided supplemental services.

For the full year, revenue increased 32% to $191.9 million from $145.7 million for 2005. After the reserve for aged accounts and tax effect of the reserve recorded in the fourth quarter of 2006, the Company reported net income of $9.4 million, or $0.80 per diluted share for 2006. In 2005, net income was $9.4 million, or $0.95 per diluted share. Fully diluted shares outstanding rose by 18% year over year to 11,676,323 primarily due to the April 2006 follow-on offering.

Providence’s direct client census was 48,039 at December 31, 2006 compared to 18,893 at December 31, 2005, an increase of 154%. The number of direct contracts nearly doubled to 558 at December 31, 2006 from 281 at December 31, 2005. The increase in contracts and census benefited from the October 2006 acquisition of substantially all of the assets of the Correctional Services Business of MAXIMUS Inc., which added over 100 contracts.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports Year End 2006 Financial Results

return for a negotiated management fee, increased 31% to $49.9 million for the fourth quarter from $38.2 million in the year ago period. For the year, managed entity revenue increased 24% to $187.1 million from $151.0 million for the prior year. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 23,095 at December 31, 2006 as compared to 16,753 at December 31, 2005, an increase of 38%. Contracts of managed entities grew from 246 to 310 year over year.

“2006 was an exciting, yet challenging year for Providence,” commented Fletcher McCusker, Chairman and CEO. “We saw continued revenue growth and recorded another year without a single contract loss, reflecting the increased level of support we are seeing from our government payers. This is particularly important this year given that we had to deal with the challenge of reducing the risk profile of a major contract and further educate our payer base on the importance of timely contract renewal documentation. We also resolved an important contract dispute in Florida.”

“As reported earlier, we successfully negotiated the economics of the contract with an Arizona payer and with the assistance of the Arizona Medicaid State Authority, clarified that the Company will no longer be obligated to provide services to every client referred under this contract. This has also been an unusually active year for regulatory review but we are pleased to say that reviews by the SEC, IRS and several Medicaid and state agencies will not require any material change in our historical presentations nor in the manner in which we operate our business. We will file our 2006 10-K on Friday, including audited financial results as well a Sarbanes Oxley compliance affirmation for our third year in row. The integration of our new diversified businesses is proceeding quite successfully which should enhance our opportunities for cross selling our services. As a result, we enter 2007 with our highest revenue base, steady rates and margins from our existing payers, reduced risk, and more diversification than ever before. We believe the opportunities for continued growth are greater today than they have ever been,” Mr. McCusker added.

Guidance

The company currently expects revenue for 2007 of approximately $245 million, a 28% increase over 2006. This excludes additional contracts, acquisitions and the San Antonio, Texas Independent Administrator Contract bid.

As previously reported, for the first quarter of 2007, the Company anticipates revenue of $61 million compared to $43 million in the first quarter of 2006, a 42% increase. Operating income is expected to be $5.3 million. Net income is expected to be $3.2 million, or $0.26 per diluted share, compared to net income of $2.6 million, or $0.26 per share, in the prior year quarter, an increase in net income of 23%.

For the second quarter of 2007, the Company anticipates revenue of $61 million compared to $46 million in the second quarter of 2006, a 33% increase. Operating income is expected to be $5.7 million. Net income for the second quarter of 2007 is expected to be

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Providence Service Corporation Reports Year End 2006 Financial Results

$3.5 million, or $0.29-$0.30 per diluted share. This compares to net income of $3.3 million, or $0.28 per diluted share, for second quarter of 2006. Diluted shares outstanding in the second quarter of 2007 are estimated at 12,000,000. To date, the Company has repurchased approximately 500,000 shares.

“As we stated previously, we will finalize our 2007 budget when the Texas bid outcome is known. Our bid there remains officially on hold. The latest news from Texas is that there are proposed amendments to the existing legislation, including House Bill 3916, which would require the San Antonio Independent Administrator contract to start July 1, 2007. If this were to occur, the contract is expected to be a demonstration project,” said Mr. McCusker.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT) on Thursday, March 15, 2007 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 713-8307, or for international callers (617) 597-5307 and by using the passcode 98460269. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until March 22, 2007 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 85864795.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 868 government contracts in 36 states and the District of Columbia as of December 31, 2006.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports Year End 2006 Financial Results

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues:
Home and community based services	$45,395	$31,681	$152,067	$115,466
Foster care services	5,814	4,547	21,913	15,795
Management fees	4,729	4,880	17,877	14,447

	55,938	41,108	191,857	145,708
Operating expenses:
Client service expense	47,474	30,451	149,516	108,939
General and administrative expense	6,439	5,679	23,437	18,178
Depreciation and amortization	1,011	688	3,463	2,094

Total operating expenses	54,924	36,818	176,416	129,211

Operating income	1,014	4,290	15,441	16,497
Other (income) expense:
Interest expense	134	460	855	1,033
Interest income	(534)	(70)	(1,456)	(268)

Income before income taxes	1,414	3,900	16,042	15,732
Provision for income taxes	745	1,528	6,661	6,307

Net income	$669	$2,372	$9,381	$9,425

Earnings per common share:
Basic	$0.05	$0.24	$0.82	$0.97

Diluted	$0.05	$0.24	$0.80	$0.95

Weighted-average number of common shares outstanding:
Basic	12,165,751	9,813,118	11,472,408	9,667,416
Diluted	12,323,736	10,067,691	11,676,323	9,884,878

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Providence Service Corporation Reports Year End 2006 Financial Results

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$40,703	$8,994
Accounts receivable-billed, net of allowance of $5.3 million and $523,000	36,148	19,972
Accounts receivable - unbilled	2,134	4,486
Management fee receivable	7,342	6,623
Other receivables	881	2,363
Restricted cash	2,300	175
Prepaid expenses and other	4,284	4,505
Notes receivable	975	288
Deferred tax assets	966	790

Total current assets	95,733	48,196
Property and equipment, net	2,784	2,385
Notes receivable, less current portion	739	1,319
Goodwill	56,656	44,732
Intangible assets, net	29,037	19,496
Restricted cash, less current portion	6,211	1,775
Other assets	1,175	1,110

Total assets	$192,335	$119,013

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	2,902	$2,134
Accrued expenses	21,588	11,283
Deferred revenue	791	183
Reinsurance liability reserve	2,986	1,859
Current portion of long-term obligations	332	4,083

Total current liabilities	28,599	19,542
Deferred tax liability	4,061	3,983
Long-term obligations, less current portion	619	14,241
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,171,127 and 9,822,486 issued and outstanding (including treasury shares)	12	10
Additional paid-in capital	141,381	72,955
Retained earnings	17,962	8,581

	159,355	81,546
Less 146,905 treasury shares, at cost	299	299

Total stockholders’ equity	159,056	81,247

Total liabilities and stockholders’ equity	$192,335	$119,013

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Providence Service Corporation Reports Year End 2006 Financial Results

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2006	2005
Operating activities
Net income	$9,381	$9,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,076	928
Amortization	2,387	1,166
Amortization of deferred financing costs	158	123
Deferred income taxes	(317)	(68)
Stock based compensation	472	601
Excess tax benefit upon exercise of stock options	—	1,171
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(10,677)	(3,679)
Management fee receivable	(855)	(1,596)
Other receivable	1,517	(2,363)
Reinsurance liability reserve	1,127	1,859
Prepaid expenses and other	158	(1,524)
Accounts payable and accrued expenses	2,610	3,178
Deferred revenue	(237)	(766)

Net cash provided by operating activities	6,800	8,455
Investing activities
Purchase of property and equipment	(1,076)	(917)
Purchase of intangibles	—	(2,156)
Acquisition of businesses, net of cash acquired	(17,605)	(24,336)
Restricted cash for contract performance	(6,561)	(989)
Purchase of short-term investments, net	(149)	(40)
Working capital advances to third party	(251)	(225)
(Advances to) distributions received from former managed entity	70	(100)

Net cash used in investing activities	(25,572)	(28,763)
Financing activities
Net payments on revolving note	—	—
Payments of capital leases	—	(135)
Proceeds from common stock issued pursuant to stock option exercise	6,507	2,550
Excess tax benefit upon exercise of stock options	1,909	—
Proceeds from (income tax adjustment related to) common stock offering, net	59,595	(225)
Proceeds from (repayment of) of long-term debt	(17,434)	16,655
Debt financing costs	(96)	(200)

Net cash provided by financing activities	50,481	18,645

Net change in cash	31,709	(1,663)
Cash at beginning of period	8,994	10,657

Cash at end of period	$40,703	$8,994

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Providence Service Corporation Reports Year End 2006 Financial Results

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Diluted Earnings Per Share Excluding Reserve For Supplemental Income (1)

(in thousands except share and per share data)

(UNAUDITED)

Three months ended December 31, 2006
Numerator:
Net income	$669
Add:
Provision for income taxes	745

Income before income taxes	1,414
Add:
Reserve for supplemental income	4,019

Income before income taxes excluding reserve for supplemental income	5,433
Less:
Provision for income taxes (effective rate of 41.52%)	2,256

Numerator for diluted earnings per share-net income excluding reserve for supplemental income	$3,177

Denominator:
Denominator for diluted earnings per share, excluding reserve for supplemental income	12,323,736

Diluted earnings per share, excluding reserve for supplemental income	$0.26

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of the Company and the overall effectiveness of senior management.

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